Exhibit 1.09

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Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corp. Appoints Finance Veteran as Chief Accounting Officer

James FitzGibbons Further Strengthens Corporate Finance Team with U.S. GAAP, International and
SOX Experience

BEIJING, ATLANTA, July 05, 2007 — CDC Corporation (NASDAQ: CHINA), focused on enterprise software applications, online games and mobile applications, today announced that James W. FitzGibbons, finance veteran in the software and services industries, has joined the company as corporate chief accounting officer (CAO). FitzGibbons brings more than 16 years of finance experience to CDC Corp. largely at publicly-traded technology companies.

“We are extremely excited about the hiring of Jim FitzGibbons. He brings substantial technical expertise to CDC, further ensuring the company has the financial infrastructure necessary to support its considerable growth initiatives,” said Mike Latimore, CFO of CDC Corp. “Jim brings deep accounting expertise in the areas of U.S. GAAP and SEC reporting, international finance, M&A and SOX compliance.”

Most recently, FitzGibbons was controller and CAO of International Power Group, Ltd., a publicly traded, global alternative energy solutions company. Previously, he served as vice president, finance and CAO of NDCHealth Corp., a NYSE-traded health services company with more than $400 million in revenue. He also has served as vice president and controller for McKesson Corporation’s $1 billion revenue Information Solutions business unit. Earlier, he held a variety of finance management positions, including vice president and principal accounting officer, at Per-Se Technologies, Inc. and was an auditor with Arthur Andersen, LLP.

He holds a bachelor’s degree in Accounting from University of Alabama and is a certified public accountant in the state of Georgia.

“I am very excited to join this highly successful and rapidly growing company with such a talented and focused management team,” said FitzGibbons. “I look forward to helping CDC Corp. execute its defined business strategy to unlock the full potential of the company and maximize shareholder value.”

About CDC Corporation
The CDC family of companies includes CDC Software, focused on enterprise software applications and services; CDC Mobile, focused on mobile applications; CDC Games, focused on online games; and China.com, focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding future growth, and CDC’s value in the financial markets. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful online games and advanced mobile products; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (h) the possibility of development or deployment difficulties or delays; (i) the dependence on customer satisfaction with the company’s software products and services; (j) continued commitment to the deployment of the enterprise software solutions; (k) risks involved in developing software solutions and integrating them with third-party software and services; (l) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (m) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; and (n) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.